EXHIBIT (j)(1)


                          INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to the Registration Statement (1933 Act File No. 333-44010) of Eaton Vance Variable Trust on Form N-1A of our report dated February 7, 2003 for Eaton Vance VT Floating-Rate Income Fund (the "Fund") for the year ended December 31, 2002 included in the Annual Report to Shareholders of the Fund.

     We also consent to the reference to our Firm under the headings "Financial Highlights" in the Prospectus and "Other Service Providers" in the Statement of Additional Information, which are part of the Registration Statement.



/s/ Deloitte & Touche LLP
-------------------------
DELOITTE & TOUCHE LLP

April 26, 2004
Boston, Massachusetts